AMENDED AND RESTATED SUBORDINATION AGREEMENT

This Amended and Restated Subordination Agreement (this "Agreement") is made and entered into as of November 30, 2004 and amended and restated as of July ___, 2006, by and among Laurus Master Fund, Ltd. ("Laurus"), Peter Graf ("Graf"; Graf and Laurus are sometimes referred to collectively herein as the "Senior Lenders" and each as a "Senior Lender") and Anixter Inc. ("Subordinated Lender").

WHEREAS, Subordinated Lender has made and/or may continue to make loans or provide other financial accommodations (collectively, the "Subordinated Loan") to ICF Communication Solutions, Inc. ("Debtor") pursuant to the terms of invoices and purchase orders (collectively, the "Subordinated Loan Agreement"), which loans or other financial accommodations made pursuant to the Subordinated Loan Agreement are secured by certain of the personal property and assets of Debtor;

WHEREAS, pursuant to and upon the terms and conditions set forth in that certain Securities Purchase Agreement dated as of November 30, 2004 by and between ICF Corporation (f/k/a COMC, Inc.), the holder of all of the capital stock of Debtor ("ICF") and Laurus (as amended, restated, modified and/or supplemented from time to time, the "Securities Purchase Agreement"), Laurus purchased a Secured Convertible Term Note (as amended, restated, modified and/or supplemented from time to time, the "Term Note") in the aggregate principal amount of Two Million Dollars ($2,000,000) from ICF;

WHEREAS, pursuant to and upon the terms and conditions set forth in that certain Security Agreement dated as of November 30, 2004 by and among Debtor, ICF and Laurus (as amended, restated, modified and/or supplemented from time to time, the "Laurus Security Agreement"), Laurus agreed to make certain loans to ICF from time to time not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate principal amount at any time outstanding, to be evidenced by one or more Secured Convertible Minimum Borrowing Notes and a Secured Revolving Note (together with the Term Note, each as amended, restated, modified and/or supplemented from time to time, the "Laurus Notes"; the Laurus Notes, the Laurus Security Agreement and the Ancillary Agreements referred to therein, the Securities Purchase Agreement and the Related Agreements referred to therein, each as amended, restated, modified and/or supplemented from time to time, being referred to collectively herein as the "Laurus Documents");

WHEREAS, pursuant to that certain Promissory Note dated as of the date hereof executed by ICF in favor of Graf (the "Graf Note"), Graf has agreed to make a loan to ICF in the principal amount of One Million Dollars ($1,000,000);

WHEREAS, pursuant to the terms of the Laurus Documents, Laurus claims a security interest in and lien upon all Collateral (as that term is defined in the Laurus Security Agreement, the Master Security Agreement (as defined in the Securities Purchase Agreement), the Stock Pledge Agreement (as defined in the Securities Purchase Agreement) and the Mortgage (as defined in the Securities Purchase Agreement), including, without limitation, all Inventory, Equipment, Fixtures, General Intangibles, Accounts, Deposit Accounts, Investment Property,

Stock, Chattel Paper, Letter-of-Credit Rights, Instruments, Books and Records, Intellectual Property, Supporting Obligations (as each of those terms is defined in the Laurus Security Agreement), money, cash and cash equivalents of Debtor, and all proceeds of the foregoing (collectively, the "Laurus Collateral"), for the purpose of securing the obligations and duties of ICF and Debtor to Laurus under the Laurus Documents;

WHEREAS, pursuant to the terms of that certain Term Note Security Agreement dated as of the date hereof by and among Graf, ICF and Debtor (the "Graf Security Agreement"; and, together with the Graf Note, the "Graf Documents"; the Graf Documents and the Laurus Documents being referred to collectively herein as the "Senior Loan Documents"), Graf will claim a security interest in and lien upon all Collateral (as that term is defined in the Graf Security Agreement) to secure ICF's obligations under the Graf Note (the "Graf Collateral", the Graf Collateral and the Laurus Collateral being referred to collectively herein as the "Collateral");

WHEREAS, to induce Laurus to enter into the Laurus Documents and to make the extensions of credit contemplated therein, and in consideration therefor, Subordinated Lender agreed to subordinate any security interest it has or may hereafter have in the Laurus Collateral to the security interest of Laurus in the Laurus Collateral pursuant to the terms of that certain Subordination Agreement dated as of November 30, 2004 by and among Subordinated Lender and Laurus (as amended, modified and/or supplemented prior to the date hereof, the "Original Subordination Agreement"); and

WHEREAS, to induce Graf to make the extension of credit evidenced by the Graf Note, and in consideration therefor, the parties hereto desire to amend and restate the Original Subordination Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Absolute Subordination of Security Interests of Subordinated Lender. Subordinated Lender hereby consents to the existing and continuing extensions of credit by the Senior Lenders and their security interests in the Collateral. Any security interest in favor of Subordinated Lender in the Collateral, whether now existing or hereafter arising, is and shall be subordinate and junior to the Senior Lenders' security interests in the Collateral. Except with respect to Subordinated Lender retaining a purchase money priority security interest over inventory sold to Debtor in the ordinary course of business (which purchase money priority security interest shall automatically terminate upon satisfaction of the obligation of Debtor to repay the purchase price of the inventory to the Subordinated Lender), Subordinated Lender agrees that Subordinated Lender shall not ask for, demand, sue for, take, receive or possess all or any part of the Collateral or any proceeds thereof and shall not attempt to collect or enforce any interest in the Collateral, or proceeds thereof, by setoff or in any other manner, until the full and final payment in cash to the Senior Lenders of all of ICF's, Debtor's and/or any subsidiary or affiliate of ICF or Debtor's obligations to the Senior Lenders under the Senior Loan Documents, including, without limitation, the face amount of the Laurus Notes and the Graf Note, finance fees, administrative fees, attorneys' fees and expenses and all other "Obligations" as defined in the Laurus Security Agreement or the Graf Security Agreement, as applicable (collectively, the

"Senior Debt"). The Senior Lenders shall have the right to offset against any amounts owing by the Senior Lenders to ICF, Debtor and/or any subsidiary or affiliate of ICF or Debtor, all or any part of the Senior Debt, and shall have the right to pool and apply any collections received pursuant to the terms of the Senior Loan Documents, and Subordinated Lender shall have no right to ask for, demand, sue for, take, receive or possess any such collections until full and final payment in cash to the Senior Lenders of the Senior Debt. In the event any payment of proceeds or distribution of the Collateral comes into the possession of Subordinated Lender, Subordinated Lender shall hold such payment in trust for the Senior Lenders and Subordinated Lender will immediately cause such payment to be delivered to the Senior Lenders in the form received with any necessary endorsement or assignment, except for that Subordinated Lender shall be entitled to receive payment from Debtor for inventory sold by Subordinated Lender to Debtor in the ordinary course of business.

2. No Marshaling. The Senior Lenders shall have no duty to marshal any of the Collateral in favor of Subordinated Lender.

3. Subordination of Indebtedness to Subordinated Lender. Except for Subordinated Lender's purchase money priority security interest over inventory sold to Debtor in the ordinary course of business (which purchase money priority security interest shall automatically terminate upon satisfaction of the obligation of Debtor to repay the purchase price of the inventory to Subordinated Lender), all indebtedness of ICF, Debtor and/or any subsidiary or affiliate of ICF or Debtor to Subordinated Lender, including, without limitation, all principal, interest, fees, and other amounts payable by Debtor and/or any subsidiary or affiliate of ICF or Debtor to Subordinated Lender under or in connection with the Subordinated Loan, the Subordinated Loan Agreement or otherwise (the "Subordinated Debt"), is expressly made subordinate and subject in right and time of payment to the prior performance and payment in full, in cash, to the Senior Lenders of all of the Senior Debt.

4. Bankruptcy Distributions. In case of any distribution of the assets of ICF, Debtor and/or any subsidiary or affiliate of ICF and/or Debtor to its creditors under the United States Bankruptcy Code or any similar Federal or State statute, or by virtue of receivership or other court proceedings, assignments for the benefit of creditors, liquidation, dissolution, or otherwise, all payments on account of the Subordinated Debt shall be payable to the Senior Lenders until the Senior Lenders shall have received the full amount of the Senior Debt then outstanding under the Senior Loan Documents (including, without limitation, interest accrued thereon after the initiation of any proceeding under the United States Bankruptcy Code or any similar Federal or State statute or any other kind of insolvency proceeding) and Subordinated Lender assigns to the Senior Lenders all such payments to the extent set forth herein. If any such payments come into the possession of Subordinated Lender, it shall receive them as trustee for the Senior Lenders and will immediately pay them to the Senior Lenders as set forth in paragraph 1 hereof.

5. No Rights to Contest Laurus' Actions. Subordinated Lender shall not have any right, and hereby expressly waives any and all such rights, to contest or object to any action taken by any Senior Lender to enforce its rights in the Collateral, unless such actions are in contravention of the express terms of this Agreement.

6. Determination of Priorities. The priorities established by this Agreement are applicable without regard to: (a) the date or dates the Subordinated Loan is made; (b) the time or order of attachment or perfection of the security interests and liens of the Senior Lenders or Subordinated Lender; (c) the time or order of filing of financing statements or the giving or failure to give notice of the acquisition of any such security interest or lien; or (d) the rules of priority established under the California Uniform Commercial Code or the provisions of any Federal bankruptcy laws.

7. Miscellaneous.

a. Effectiveness. This Agreement shall remain in effect until amended or terminated by mutual consent of the parties; provided, however, that no termination shall impair any rights or priorities that were created or acquired hereunder by the Senior Lenders or Subordinated Lender prior to such termination.

b. Senior Lenders' Management of Credit Relationship. The Senior Lenders may manage their relationship with ICF and Debtor, in their sole discretion and without any prior consent of or notice to Subordinated Lender, and may grant extensions of time or modify any agreements with ICF and Debtor.

c. Subordinated Lender's Management of Credit Relationship. Subordinated Lender may manage its credit relationship with ICF and Debtor, in its sole discretion and without any consent of or prior notice to the Senior Lenders, and may advance or decline to advance funds to ICF and Debtor, grant extensions of time and modify agreements with ICF and Debtor; provided, however, that Subordinated Lender shall not attempt to collect or compromise the Collateral, except as expressly provided herein.

d. Notice. Each Senior Lender shall use its best efforts to give Subordinated Lender written notice of any default under the Senior Loan Documents concurrently with the giving of each written notice to Debtor. Subordinated Lender shall use its best efforts to give each Senior Lender written notice of any default or acceleration in Debtor's obligations to Subordinated Lender concurrently with the giving of such notice to Debtor. Notwithstanding the foregoing, the failure of either the Senior Lenders or Subordinated Lender to give any such notice to the other shall not relieve any party of its obligations under this Agreement or effect the subordination or other terms set forth in this Agreement.

e. Reliance. Subordinated Lender acknowledges that Laurus' willingness to enter into and continue to be bound by the Laurus Documents and Graf's willingness to enter into and/or perform the transactions contemplated by the Graf Documents are conditioned upon the agreement of Subordinated Lender to enter into this Agreement.

f. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. ICF and Debtor acknowledge receipt of the contents hereof and agree to be bound by the terms hereof, however, this Agreement is entered into between the Senior Lenders and Subordinated Lender solely for their benefit and may not be enforced by ICF, Debtor or any other person.

g. Amendments. The provisions of this Agreement shall not be modified or amended except by a writing executed by each of the Senior Lenders and Subordinated Lender.

h. Governing Law. This Agreement is made in, and all terms, obligations and provisions hereof are governed by and shall be construed in accordance with, the laws of the State of New York.

i. Counterparts. This Agreement may be executed in any number of counterparts, each of which when taken together shall constitute but one instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees to be bound by its own telecopied signature and that it accepts the telecopied signatures of the other party to this Agreement.

j. Headings. All title and paragraph headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

"Laurus"

LAURUS MASTER FUND, LTD.

By: [signature]

Title: Eugene Grin, Director

Address: 825 Third Avenue - 14th Floor
New York, NY 10022

"Graf"

PETER GRAF [signature]

Address: c/o Graf Repetti & Co., LLP
1114 Avenue of the Americas
New York, NY 10036

"Subordinated Lender"

ANIXTER INC.

By: Melissa Kobus

Title: Credit Manager

Address: 2301 Patriot Bl.
Glenview, IL 60026

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

"Laurus"

LAURUS MASTER FUND, LTD.

By: ______________________________

Title: ______________________________

Address: 825 Third Avenue - 14th Floor
New York, NY 10022

"Graf"

PETER GRAF

____

Address: c/o Graf Repetti & Co., LLP
1114 Avenue of the Americas
New York, NY 10036

"Subordinated Lender"

ANIXTER INC.

By: Melissa Kobus

Title: Credit Manager

Address: 2301 Patriot Bl.
Glenview, IL 60025

ACKNOWLEDGED AND AGREED:

"Debtor"

ICF COMMUNICATION SOLUTIONS, INC.

By: [signature]

Title: Chief Executive Officer

Address: 4030 Pike Lane,
Suite C
Concord, CA 94520

"ICF"

ICF CORPORATION

By: [signature]

Title: Chief Executive Officer

Address: 4030 Pike Lane,
Suite C
Concord, CA 94520